Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Altair Engineering Inc.

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Class A common stock, $0.0001 par value per share	Rule 457(c)	2,935,564	$58.71	$172,346,962.00	$0.0000927	$15,977.00

Fees Previously Paid	–	–	–	–	–	–	–	–

Carry Forward Securities

Carry Forward Securities	–	–	–	–	–	–	–	–	–	–	–	–

	Total Offering Amounts					$172,346,962.00		$15,977.00

	Total Fees Previously Paid							–

	Total Fee Offsets							–

	Net Fee Due							$15,977.00

(1)

Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), the amount of common stock being registered on behalf of the selling stockholder shall be adjusted to include any additional common stock that may become issuable as a result of any distribution, split, combination or similar transaction.

(2)

Pursuant to Rule 457(c) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated for the purpose of calculating the amount of the registration fee and are based on the average of the high and low sales price on the Nasdaq Global Select Market on August 2, 2022.